Exhibit (a)(1)(A)

ALLY FINANCIAL INC.

Offer to Purchase for Cash

up to 13,000,000 shares of

Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A

(CUSIP No. 02005N308)

at $26.65 per share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 20, 2015

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME

Ally Financial Inc. (the “Company,” “our,” “we” or “us”) is offering to purchase, upon the terms and subject to the conditions, including a financing condition, set forth in this Offer to Purchase and in the related Letter of Transmittal, in each case as it may be amended or supplemented from time to time, (the “Offer”) up to 13,000,000 shares of our outstanding Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, liquidation amount $25.00 per share (the “Series A Shares”), for $26.65 per Series A Share (the “Offer Price”). The Offer Price represents the total consideration payable per share and includes an amount equal to accrued and unpaid dividends from May 15, 2015, the last dividend payment date, to, but not including, the settlement date for the purchase of the Series A Shares (the “Settlement Date”).

The Settlement Date for the Offer will occur after the May 15, 2015 dividend payment date for the Series A Shares. Dividends payable on May 15, 2015 will be paid to holders of record on May 1, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series A Shares.

If, at the expiration of the Offer, more than 13,000,000 Series A Shares have been validly tendered and not withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 13,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares.

The Offer will expire at 11:59 p.m., New York City time, on May 20, 2015, unless extended or terminated earlier by us (such date and time, as the same may be extended, the “Expiration Date”). Tendering holders may validly withdraw previously tendered Series A Shares at any time before the Expiration Date.

The Series A Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ALLY PRB.” On April 22, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the NYSE was $26.72.

See “Certain Considerations,” beginning on page 5, for a discussion of issues that you should consider in deciding whether to tender your Series A Shares in response to the Offer.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction determined whether the information in this Offer to Purchase is truthful or complete. None of the SEC, any state securities commission or any similar commission or governmental agency of any foreign jurisdiction has passed upon the merits or fairness of the Offer, or passed upon the adequacy or accuracy of the disclosure contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING A FINANCING CONDITION. THE OFFER IS NOT CONDITIONED ON A MINIMUM NUMBER OF SERIES A SHARES HAVING BEEN TENDERED. SEE “THE OFFER—CONDITIONS OF THE OFFER.”

The Dealer Managers for the Offer are:

Citigroup	Deutsche Bank Securities

The date of this Offer to Purchase is April 23, 2015

i

SUMMARY

This summary highlights important information contained in this document but is intended to be an overview only. To fully understand the Offer described in this document and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”). The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Offer to Purchase and the related Letter of Transmittal.

The Company	The Offer is being made by Ally Financial Inc., a Delaware corporation. The Company’s principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and its main telephone number is (866) 710-4623.

Principal Terms of the Offer

We are offering to purchase up to 13,000,000 shares of our Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A, liquidation amount $25.00 per share (the “Series A Shares”), for $26.65 per Series A Share (the “Offer Price”).

The Offer Price represents the total consideration payable per share and includes an amount equal to accrued and unpaid dividends from May 15, 2015, the last dividend payment date, to, but not including, the Settlement Date.

If, at the Expiration Date, more than 13,000,000 Series A Shares have been validly tendered and not validly withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 13,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares.

See “The Offer—Terms of the Offer.”

May 15, 2015 Dividend Payment Date	The Settlement Date for the Offer will occur after the May 15, 2015 dividend payment date for the Series A Shares. Dividends payable on May 15, 2015 will be paid to holders of record on May 1, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series A Shares.

Conditions of the Offer

The Offer is subject to the conditions, including the Financing Condition, set forth under “The Offer—Conditions of the Offer.”

The “Financing Condition” refers to us having raised net proceeds through one or more issuances of debt or equity in the public or private markets, on terms reasonably satisfactory to us, sufficient to purchase all Series A Shares accepted for purchase by us pursuant to the Offer and to pay all fees and expenses in connection with the Offer.

The Offer is not conditioned on a minimum number of Series A Shares having been tendered.

Aggregate Consideration	Assuming the maximum number of 13,000,000 Series A Shares are validly tendered (and not validly withdrawn) and purchased by us, we will pay an aggregate of approximately $346,450,000 in cash to purchase the Series A Shares.

Effects of the Offer on the Company

If we purchase the maximum number of 13,000,000 Series A Shares in the Offer, we will eliminate an aggregate liquidation preference of $325,000,000 of Series A Shares.

See “The Offer—Effects of the Offer on the Company.”

Expiration and Extension of the Offer

The Offer will expire at 11:59 p.m., New York City time, on May 20, 2015, unless extended or terminated earlier by us.

If we decide to extend the Offer, we will issue a press release stating the new expiration date. Any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

See “The Offer—Terms of the Offer” and “The Offer—Extension, Termination and Amendment of the Offer.”

No Recommendation as to Whether to Tender

Our Board of Directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to the holders of the Series A Shares. Our Board of Directors has determined that completion of the Offer would be in the best interests of the Company.

Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer.

None of our officers, our employees, our Board of Directors, the Dealer Managers, the Information Agent or the Depositary or their respective affiliates is making a recommendation to you as to whether you should tender shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.

Procedures for Tendering Your Series A Shares	If you wish to participate in the Offer and you hold Series A Shares through the facilities of The Depositary Trust Company (“DTC”) by a broker, dealer, bank, trust company or other nominee (each, a “Nominee”), you must instruct that Nominee to tender your shares on your behalf pursuant to the procedures of that Nominee.

Nominees must tender Series A Shares through the Automated Tender Offer Program (“ATOP”) maintained by DTC by which the Nominee and the beneficial owner on whose behalf the Nominee is acting agree to be bound by the terms and conditions set forth in the Offer Documents.

See “The Offer—Procedures for Tendering.”

Acceptance for Payment and Payment for Series A Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and paying for, Series A Shares validly tendered and not validly withdrawn.

See “The Offer—Tender of Series A Shares; Acceptance for Payment and Payment for Series A Shares.”

Withdrawal Rights

You may validly withdraw previously tendered Series A Shares at any time before the Expiration Date. In addition, after the Expiration Date, you will have the right to withdraw any Series A Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer. If you tendered your Series A Shares by giving instructions to a Nominee, you must instruct the Nominee to arrange for the withdrawal of your Series A Shares.

See “The Offer—Withdrawal Rights.”

Effects of Not Tendering Series A Shares

The Offer is not conditioned on a minimum number of Series A Shares having been tendered. Accordingly, your decision to not tender your Series A Shares will have no effect on whether or not the Offer is completed. If you do not tender your Series A Shares, whether or not the Offer is completed, you will continue to own your Series A Shares.

See “The Offer—Effects of Not Tendering Series A Shares.”

Market Prices of the Series A Shares

On April 22, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the NYSE was $26.72.

During the 12 months prior to April 22, 2015, the highest reported closing price per Series A Share on the NYSE was $27.775 and the lowest reported closing price was $26.22.

See “Market Prices of and Dividends on the Series A Shares.”

Continued Listing of the Series A Shares on the NYSE

Regardless of the results of the Offer, we expect the Series A Shares will continue to qualify to be listed on the NYSE. We intend to keep the Series A Shares listed on the NYSE following completion of the Offer.

See “The Offer—Liquidity.”

U.S. Federal Income Tax Consequences	See “U.S. Federal Income Tax Consequences”.

Certain Considerations	You should consider carefully all of the information set forth in this Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Certain Considerations” before deciding whether to participate in the Offer.

Appraisal Rights	You do not have appraisal rights in connection with the Offer.

Dealer Managers	Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Information Agent	Global Bondholder Services Corporation

Depositary	Global Bondholder Services Corporation

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Offer and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address set forth on the back cover of this Offer to Purchase or by telephone toll free at (866) 807-2200. Beneficial owners may also contact their Nominee.

You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether or not to tender your Series A Shares. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

CERTAIN CONSIDERATIONS

You should carefully consider the matters described throughout this Offer to Purchase, including those described below in this section, before you decide whether to tender your Series A Shares.

We are making no recommendation in respect of the Offer and we have not obtained a third-party determination that the Offer is fair to holders of Series A Shares.

None of our officers, our employees, our Board of Directors, the Dealer Managers, the Information Agent or the Depositary is making a recommendation to you as to whether you should tender shares in the Offer. Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer Price or the other terms of the Offer. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series A Shares for purposes of negotiating the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.

The Offer Price could be higher or lower than the prices at which the Series A Shares trade on the NYSE before or after the Expiration Date.

The prices at which the Series A Shares trade on the NYSE during and after the Offer may be higher or lower than the Offer Price. If we purchase your Series A Shares in the Offer, the Offer Price per Series A Share that you receive may be more or less than you would have received if you had sold your Series A Shares on the open market or in any other transaction.

If a substantial number of Series A Shares are purchased in the Offer, the value of any Series A Shares that you continue to hold may decline.

If we purchase the maximum number of 13,000,000 Series A Shares in the Offer, the number of outstanding Series A Shares will be reduced from 40,870,560 to 27,870,560. If that happens (or if we purchase a number of Series A Shares that is less than 13,000,000 but nonetheless is substantial), the liquidity and, therefore, the market price of any Series A Shares that you continue to own may be adversely affected.

If the Offer is completed, the number of Series A Shares that are available to be publicly traded will be reduced. Holders who choose not to tender their Series A Shares will own a greater percentage of the remaining Series A Shares. This may reduce the volume of trading in the Series A Shares and may make it more difficult to buy or sell significant amounts of Series A Shares without affecting the market price.

Whether or not we purchase a substantial number of Series A Shares in the Offer, there is no assurance as to when or if we will pay dividends on the Series A Shares in the future.

We do not know when or if we will pay dividends on the Series A Shares. Holders of Series A Shares will be entitled to receive dividends when, as and if declared by the Board of Directors. The Board of Directors may choose not to declare a dividend on the Series A Shares for any reason. In addition, (i) as a Delaware corporation, Ally may be prohibited from declaring or paying dividends on the Series A Shares in certain circumstances under Delaware law and (ii) as a bank holding company, Ally may become subject to a prohibition or limitation on its ability to pay dividends.

In the event that the Board of Directors does not declare a dividend on the Series A Shares, holders of the Series A Shares will not be entitled to receive any payments in respect of such foregone amounts at any time in the future. This may result in holders of the Series A Shares not receiving the full amount of dividend payments that they expect to receive, and may make it more difficult to resell shares of the Series A Shares or to do so at a price that the holder finds attractive.

The currently exercisable right of the holders of Series A Shares to elect two additional directors to our Board of Directors will continue after the Expiration Date.

The governing document with respect to the Series A Shares provides that if we do not declare and pay in full six or more quarterly dividends (whether or not consecutive) payable on the Series A Shares, the number of directors constituting our Board of Directors will be increased by two and the holders of the Series A Shares will be entitled to vote for the election of a total of two additional members of the Board of Directors (“Preferred Stock Directors”), provided that the election of any such directors shall not cause the Company to violate the corporate governance requirement of the NYSE (or any other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board of Directors shall at no time include more than two Preferred Stock Directors.

Tax matters.

See “U.S. Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of the Offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Offer to Purchase and the documents incorporated by reference herein contain certain statements that are “forward-looking statements” based upon our current expectations and assumptions concerning future events that are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negatives of any of these words or similar expressions are intended to identify forward-looking statements. All statements contained in or incorporated by reference in this Offer to Purchase, other than statements of historical fact, including without limitation statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as updated by our subsequent Current Reports on Form 8-K and the other documents incorporated by reference herein. See “Where You Can Find More Information.” Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results and performance to differ materially from our expectations. Accordingly, you should not place undue reliance on any forward-looking statements contained or incorporated by reference in this Offer to Purchase and should consider all uncertainties and risks discussed, including those under “Certain Considerations” and in the documents incorporated by reference herein. Such forward-looking statements apply only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date the forward-looking statement is made, except as required by applicable law.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth selected historical financial information for Ally on a consolidated basis. The consolidated statement of income data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data at December 31, 2014 and 2013 are derived from, and qualified by reference to, our audited consolidated financial statements, which are incorporated by reference into this Offer to Purchase and should be read in conjunction with those consolidated financial statements and notes thereto. The consolidated statement of income data for the years ended December 31, 2011 and 2010 and the consolidated balance sheet data at December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements, which are not incorporated by reference into this Offer to Purchase.

The selected historical financial information should be read in conjunction with, and are qualified in their entirety by reference to, our financial statements and the corresponding notes included in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this Offer to Purchase.

	At and for the year ended December 31,
	2014	2013	2012	2011	2010
	($ in millions, except per share data)
Financial statement data
Statement of income data:
Total financing revenue and other interest income	$8,391	$8,093	$7,342	$6,671	$7,156
Interest expense	2,783	3,319	4,052	4,606	4,832
Depreciation expense on operating lease assets	2,233	1,995	1,399	941	1,251

Net financing revenue	3,375	2,779	1,891	1,124	1,073
Total other revenue	1,276	1,484	2,574	2,288	2,672

Total net revenue	4,651	4,263	4,465	3,412	3,745
Provision for loan losses	457	501	329	161	361
Total noninterest expense	2,948	3,405	3,622	3,428	3,621

Income (loss) from continuing operations before income tax expense (benefit)	1,246	357	514	(177)	(237)
Income tax expense (benefit) from continuing operations	321	(59)	(856)	42	97

Net income (loss) from continuing operations	925	416	1,370	(219)	(334)

Income (loss) from discontinued operations, net of tax	225	(55)	(174)	62	1,363

Net income (loss)	$1,150	$361	$1,196	$(157)	$1,029

Basic and diluted earnings per common share:

Net income (loss) from continuing operations	$1.36	$(1.51)	$1.38	$(2.38)	$(8.84)
Net income (loss)	$1.83	$(1.64)	$0.96	$(2.23)	$(3.35)
Balance sheet data:
Total assets	$151,828	$151,167	$182,347	$184,059	$172,008
Long-term debt	$66,558	$69,465	$74,561	$92,885	$86,703
Total equity	$15,399	$14,208	$19,898	$19,280	$20,398

Our consolidated ratio of earnings to fixed charges were as follows for the periods presented:

	Year ended December 31,
	2014(a)	2013(a)	2012(a)	2011(a)	2010(a)
Ratio of earnings to fixed charges(b)	1.43	1.10	1.13	0.96	0.95

(a)	During 2014, 2013, 2012, 2011 and 2010, we committed to dispose of certain operations of our Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Refer to Note 2 to the Condensed Consolidated Financial Statements incorporated herein by reference for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(b)	The ratio indicates a less than one-to-one coverage for the years ended December 31, 2011 and 2010. Earnings available for fixed charges for the years ended December 31, 2011 and 2010 were inadequate to cover fixed charges. The deficient amounts for the ratio were $183 million and $244 million for the years ended December 31, 2011 and 2010, respectively.

THE OFFER

Purpose of the Offer

The purpose of the Offer is to repurchase outstanding Series A Shares to optimize our capital structure.

Terms of the Offer

We are offering to purchase up to 13,000,000 Series A Shares for $26.65 per Series A Share (the “Offer Price”). The Offer Price represents the total consideration payable per share and includes an amount equal to accrued and unpaid dividends from May 15, 2015, the last dividend payment date, to, but not including, the Settlement Date.

The Settlement Date for the Offer will occur after the May 15, 2015 dividend payment date for the Series A Shares. Dividends payable on May 15, 2015 will be paid to holders of record on May 1, 2015, the record date for the dividend payment, regardless of whether or not they tender any Series A Shares.

If, at the Expiration Date, more than 13,000,000 Series A Shares have been validly tendered and not validly withdrawn, and all conditions to the Offer have been satisfied or waived, we will purchase 13,000,000 Series A Shares from the tendering holders on a pro rata basis based on the number of Series A Shares tendered by each holder, except that we will not purchase fractional Series A Shares. Depending on the amount of Series A Shares tendered and the proration factor applied, if the amount of Series A Shares accepted for purchase would result in a fractional share, we will round each fractional Series A Share down to the next whole Series A Share.

We have retained Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the Offer. The Dealer Managers may contact Nominees and holders and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Managers will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Global Bondholder Services Corporation is acting as Information Agent and as Depositary in connection with the Offer. The Information Agent may contact holders of Series A Shares by mail, telephone, facsimile and personal interviews and may request Nominees to forward materials relating to the Offer to beneficial owners. Global Bondholder Services Corporation will receive customary fees for its services in these capacities and will be reimbursed by us for expenses in connection with the Offer.

In addition, we will request Nominees to forward copies of this Offer to Purchase to the beneficial owners of Series A Shares, and will provide reimbursement for the cost of forwarding the material.

Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of the Company, its officers or directors, its employees, the Dealer Managers, the Information Agent or the Depositary or their respective affiliates has authorized any other person to provide you with different or additional information and we take no responsibility for any information that others may give you. Neither the delivery of this Offer to Purchase nor any purchase made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Offer to Purchase. We are offering to purchase, and are seeking tenders of, the Series A Shares only in jurisdictions where the offers or tenders are permitted.

Owners holding Series A Shares who tender their shares directly to the Depositary will not have to pay any fees or commissions. Holders who tender their Series A Shares through a Nominee may be charged a fee by their Nominee for doing so. Such holders should consult their Nominee to determine whether any charges will apply.

The Offer will expire at 11:59 p.m., New York City time, on May 20, 2015, unless extended or terminated earlier by us (such date and time, as the same may be extended, the “Expiration Date”).

If the Offer expires or terminates without any Series A Shares being accepted for payment by us following the expiration or termination of the Offer, you will continue to own your tendered Series A Shares, and they will be returned promptly to you.

Our Board of Directors takes no position as to whether the Offer Price or the other terms of the Offer are fair to the holders of Series A Shares. Our Board of Directors authorized and approved the Offer and has determined that completion of the Offer would be in the best interests of the Company. Neither our Board of Directors nor our management has hired any investment bank or other third party professional to evaluate the fairness of the Offer.

None of our officers, our employees, our Board of Directors, the Dealer Managers, the Information Agent or the Depositary or their respective affiliates is making a recommendation to you as to whether you should tender Series A Shares in the Offer. You must make your own investment decision regarding the Offer based upon your own assessment of the value of the Series A Shares and any other factors you deem relevant.

Conditions of the Offer

The Offer is not conditioned on a minimum number of Series A Shares having been tendered.

Subject to Rule 14e-1(c) under the Exchange Act (which requires a bidder to pay for or return tendered securities promptly after the termination or withdrawal of a tender offer), we are not obligated to accept for payment, purchase or pay for, and may delay the acceptance of, any Series A Shares tendered pursuant to the Offer, if at any time on or after the date of this Offer to Purchase, (i) the Financing Condition shall not have been satisfied or (ii) any of the following conditions shall exist:

•	there is any litigation regarding the Offer (i) challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or the acceptance of Series A Shares; or (ii) which if adversely decided could have a material adverse effect on the Company;

•	any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described within the preceding paragraph;

•	any governmental authority issues an order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the completion of the Offer or determining that completion of the Offer would violate any law, rule or regulation applicable to us; or

•	we shall have determined, based on the advice of counsel, that payment of the aggregate consideration for all Series A Shares that would be accepted for payment in the Offer would not be permitted under Delaware law.

The “Financing Condition” refers to us having raised net proceeds through one or more issuances of debt or equity in the public or private markets, on terms reasonably satisfactory to us, sufficient to purchase all Series A Shares accepted for purchase by us pursuant to the Offer and to pay all fees and expenses in connection with the Offer.

We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Offer is unsatisfied on the Expiration Date and we do not or cannot waive such conditions, the Offer will expire and we will not accept for payment or purchase any of the Series A Shares that have been tendered in the Offer.

Aggregate Consideration

Assuming the maximum number of 13,000,000 Series A Shares are validly tendered (and not validly withdrawn) and purchased by us, we will pay an aggregate of approximately $346,450,000 in cash to purchase the Series A Shares.

Effects of the Offer on the Company

All Series A Shares purchased by us in the Offer will be retired and will return to the status of authorized but unissued shares of preferred stock of the Company.

If we purchase the maximum number of 13,000,000 Series A Shares in the Offer, we will eliminate an aggregate liquidation preference of $325 million of Series A Shares.

Upon completion of the Offer, the Series A Shares purchased in the Offer will be removed from stockholders’ equity, and the difference between the Offer Price and the carrying value of the Series A Shares will be recorded as an adjustment to the Company’s retained earnings. This will also result in an adjustment to the Company’s earnings (loss) per share calculation as an adjustment to net income (loss) available to common stockholders.

Extension, Termination and Amendment of the Offer

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer is open, in our sole discretion. We will extend the Expiration Date of the Offer if required by applicable law or regulation or for any reason we deem appropriate. During any such extension, all Series A Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to your right to withdraw your Series A Shares in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;

•	delay our acceptance for payment or purchase of any Series A Shares pursuant to the Offer or to terminate the Offer and not accept for payment or purchase any Series A Shares not previously accepted for payment or purchased, if we determine that any of the conditions of the Offer have not been satisfied; and

•	waive any condition.

We will announce any extension, termination, amendment or delay by issuing a press release. In the case of an extension, any such press release will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and will state the new expiration date. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by law.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act and the rules and regulations thereunder. If, prior to the Expiration Date, we increase or decrease the number of Series A Shares being sought or increase or decrease the Offer Price, or change the type of consideration, offered to holders of Series A Shares, such modification will be applicable to all holders of Series A Shares whose Series A Shares are accepted for payment pursuant to the Offer, and if, at the time notice of any such modification is first published, sent or given to holders of Series A Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice is first so published, sent or given, the Offer will be extended to a date not earlier than ten business days after the date of such publication. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight, New York City time.

Tender of Series A Shares; Acceptance for Payment and Payment for Series A Shares

Upon the terms and subject to the conditions, including the Financing Condition, of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will purchase, promptly after the Expiration Date, by accepting for payment, and will pay for, Series A Shares validly tendered and not validly withdrawn promptly after the Expiration Date. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the purchase of, any Series A Shares in order to comply with any applicable law. The reservation of this right to delay the acceptance or purchase of, or payment for, the shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return the shares deposited by, or on behalf of, holders, promptly after the termination or withdrawal of the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Series A Shares validly tendered, not validly withdrawn, and subject to proration if necessary, if and when we notify the Depositary of our acceptance for payment of Series A Shares tendered pursuant to the Offer. Upon the terms and subject to the conditions, including the Financing Condition, of the Offer, we will deliver the cash required to pay for the tendered Series A Shares to the Depositary, which will act as agent for tendering holders for the purpose of receiving the cash consideration from us and transmitting the cash to the tendering holders whose Series A Shares have been accepted for payment.

If, prior to the Expiration Date, we increase the Offer Price, we will pay the increased Offer Price for all Series A Shares purchased pursuant to the Offer, whether or not any of those Series A Shares were tendered before the increase in the Offer Price.

If certain events occur, we may not be obligated to purchase Series A Shares pursuant to the Offer. See “The Offer—Conditions of the Offer.”

In all cases, delivery of the consideration for Series A Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Offer—Procedures for Tendering;”(ii) the Letter of Transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or, in the case of tender of shares held by a Nominee, an Agent’s Message (as described in “—Procedures for Tendering—Book-Entry Transfer”) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

If we do not accept any tendered Series A Shares for payment pursuant to the terms and conditions of the Offer for any reason, those Series A Shares will be credited to the account at DTC from which those Series A Shares were tendered, promptly following expiration or termination of the Offer pursuant to the procedures set forth below under “The Offer—Procedures for Tendering.”

Procedures for Tendering

The method of delivery of Series A Shares and the Letter of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message (defined below) transmitted through ATOP, is at the election and risk of the person tendering Series A Shares and delivering the Letter of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. If delivery is by mail, it is suggested that holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to such time. Holders desiring to tender Series A Shares must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. In no event shall the holder send any documents or Series A Shares to the Dealer Managers, Ally or DTC (or any other book-entry transfer facility).

Requirements for Valid Tenders of Series A Shares

In order for a holder to validly tender Series A Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed photocopy), properly completed and duly executed, together with any required signature guarantees (or an Agent’s Message (defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and the Series A Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date. The holder may change its election prior to the Expiration Date of the Offer by submitting to the Depositary a properly completed and signed revised Letter of Transmittal.

Tender of Series A Shares Held Through a Nominee

To effectively tender Series A Shares that are held of record by a Nominee, the beneficial owner thereof must instruct such Nominee to tender the Series A Shares on the beneficial owner’s behalf. Any beneficial owner of Series A Shares held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Series A Shares are held in DTC to tender Series A Shares on such beneficial owner’s behalf.

Tender of Series A Shares Through DTC

To effectively tender Series A Shares that are held through DTC, DTC participants should either (i) properly complete and duly execute the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and such other documents to the Depositary or (ii) electronically transmit their acceptance through ATOP (and thereby tender the Series A Shares), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Depositary. Upon receipt of such holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Series A Shares must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

In order to validly tender Series A Shares at or prior to the Expiration Date with respect to Series A Shares transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Series A Shares credited to its DTC account at any time (and thereby held of record by DTC’s Nominee) may directly instruct the Depositary to tender Series A Shares at or prior to the Expiration Date as though it were the registered holder thereof by so transmitting an Agent’s Message.

Book-Entry Transfer Through ATOP

Promptly after commencement of the Offer, the Depositary will establish one or more new accounts (or utilize existing accounts) with respect to the Series A Shares at DTC for purposes of the Offer (to the extent such arrangements have not been made previously by the Depositary). Any financial institution that is a participant in DTC may make book-entry delivery of the Series A Shares credited to such participant’s DTC account by causing DTC to transfer such Series A Shares into the Depositary’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Series A Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or (in connection with a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to as a Book-Entry Confirmation. Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering Series A Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce this agreement against the participant.

If you own your Series A Shares through a Nominee, and your Nominee tenders the Series A Shares on your behalf, your Nominee may charge you a fee for doing so. You should consult your Nominee to determine whether any charges will apply. We will pay any transfer taxes that may be due on our purchase of Series A Shares pursuant to the Offer.

THE SERIES A SHARES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO ALLY, THE DEALER MANAGERS OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Series A Shares) of the Series A Shares tendered, unless the holder has completed the box entitled “Special Payment Instructions” on the Letter of Transmittal, or (ii) if the Series A Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”)). In all other cases, all signatures on letters of transmittal must be guaranteed by an Eligible Institution. See the instructions to the Letter of Transmittal.

Notwithstanding any other provision of this Offer to Purchase, Series A Shares accepted for payment pursuant to the Offer will in all cases be purchased only after timely receipt by the Depositary of (i) a Book-Entry Confirmation of a book-entry transfer of the Series A Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this section; (ii) the Letter of Transmittal (or a manually signed photocopy), properly completed and duly executed, with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal.

No Guaranteed Delivery

There are no guaranteed delivery procedures available with respect to the Offer under the terms of this Offer to Purchase or any related materials. Holders must tender their Series A Shares in accordance with the procedures set forth in this section.

No Alternative, Conditional or Contingent Tenders

No alternative, conditional or contingent tenders of Series A Shares will be accepted pursuant to the Offer. All questions as to the form of all documents and acceptance of all tenders of Series A Shares will be determined by us, in our sole discretion. Unless you successfully challenge our determination in a court, you will be bound by it.

Effects of Tenders

By tendering your Series A Shares as described above, you irrevocably appoint the Depositary and its designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series A Shares tendered and accepted for payment by us. This appointment will be automatically revoked if we do not accept for payment the Series A Shares that you have tendered. All such proxies will be considered coupled with an interest in the tendered Series A Shares and therefore will not be revocable; provided, that the Series A Shares tendered pursuant to the Offer may be validly withdrawn at any time on or prior to the Expiration Date, as it may be extended by us, and unless theretofore accepted for payment and not returned as provided for herein, may also be validly withdrawn after the expiration of 40 business days after the commencement of the Offer, subject to the withdrawal rights and procedures set forth below. Upon the effectiveness of such appointment, all prior proxies or consents given by you will be revoked, and no subsequent proxies or consents may be given (and, if given, will not be deemed effective) unless the tendered Series A Shares are validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Series A Shares in the Offer. Unless you successfully challenge our determination in a court, you will be bound by it. We reserve the absolute right to reject any and all tenders of Series A Shares in the Offer determined by us not to be in proper form or the acceptance for payment or purchase of which may, in our opinion, be unlawful.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the Expiration Date, in our sole discretion, any of the conditions to the Offer, including the absolute right to waive any defect or irregularity in the tender of any Series A Shares in the Offer. No tender of Series A Shares in the Offer will be deemed to have been made until all defects and irregularities in the tender of such Series A Shares in the Offer have been cured or waived. None of the Company, the Dealer Managers, the Information Agent or the Depositary, their respective affiliates or any other person will be under any duty to give notification of any defects or irregularities in the tender of any Series A Shares in the Offer, nor will any of them incur any liability for failure to give any such notification. Unless you successfully challenge our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto), you will be bound by it.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender securities for that person’s own account in a partial tender offer unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 imposes a similar requirement in respect of the tender or guarantee of a tender on behalf of another person.

A tender of Series A Shares in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series A Shares being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series A Shares complies with Rule 14e-4.

The tender of Series A Shares, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

You may validly withdraw previously tendered Series A Shares at any time prior to the Expiration Date, which is 11:59 p.m., New York City time, on May 20, 2015, unless we extend it. In addition, after the Expiration Date, you will have the right to withdraw any Series A Shares that you tendered that are not accepted for payment within 40 business days after the commencement of the Offer.

If you tendered your Series A Shares by giving instructions to a Nominee, you must instruct the Nominee to arrange for the withdrawal of your shares.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Depositary at the appropriate address specified on the back cover of this Offer to Purchase prior to the Expiration Date or, if your Series A Shares are not previously accepted for payment by us, after the expiration of 40 business days after the commencement of the Offer. Any notice of withdrawal must identify the beneficial owner of the Series A Shares to be withdrawn, including the name of the beneficial owner of the Series A Shares, the name of the person who tendered the Series A Shares, if different, and the number of Series A Shares to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Offer to Purchase. If you tendered Series A Shares pursuant to the procedures for a book-entry transfer, a withdrawal of Series A Shares will only be effective if you comply with the appropriate DTC procedures prior to the Expiration Date or, if your shares are not previously accepted for payment by us, after the expiration of 40 business days after the commencement of the Offer.

If we extend the Offer, are delayed in our acceptance of the Series A Shares or are unable to accept Series A Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Series A Shares, and those Series A Shares may not be validly withdrawn except as otherwise provided in this Offer to Purchase, subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder making a tender offer must either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer).

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Unless you successfully challenge our determination in a court, you will be bound by it. Any Series A Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be paid for them, unless the Series A Shares so validly withdrawn are validly re-tendered and not validly withdrawn. Validly withdrawn Series A Shares may be re-tendered by following the procedures described above under “The Offer — Procedures for Tendering” at any time prior to the Expiration Date.

None of the Company, the Dealer Managers, the Information Agent or the Depositary, their respective affiliates or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notification. Any Series A Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer.

Effects of Not Tendering Series A Shares

The Offer is not conditioned on a minimum number of Series A Shares having been tendered. Accordingly, your decision to not tender your Series A Shares will have no effect on whether or not the Offer is completed. If you do not tender your Series A Shares, whether or not the Offer is completed, you will continue to own your Series A Shares.

Source and Amount of Funds

The Offer is subject to the Financing Condition. The total amount of funds required to purchase the maximum number of 13,000,000 Series A Shares is approximately $346,450,000 (excluding estimated transaction expenses).

Liquidity

If the Offer is completed, the number of Series A Shares that are available to be publicly traded will be reduced. Holders who choose not to tender their Series A Shares will own a greater percentage of the remaining Series A Shares. This may reduce the volume of trading in the Series A Shares and may make it more difficult to buy or sell significant amounts of Series A Shares without affecting the market price.

Series A Shares are currently listed and traded on the NYSE. Regardless of the results of the Offer, we expect the Series A Shares will continue to qualify to be listed on the NYSE. We intend to keep the Series A Shares listed on the NYSE following completion of the Offer.

Appraisal Rights

You do not have appraisal rights in connection with the Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition of Series A Shares in the Offer. We intend to make all required filings under the Exchange Act in respect of the Offer.

Subsequent Repurchases of Series A Shares

Whether or not the Offer is completed, subject to applicable contractual restrictions, the terms of our charter and applicable law, we or our affiliates may from time to time acquire Series A Shares, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, exchange offers, exercise of optional redemption rights, offers to purchase or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the value of the consideration payable pursuant to the Offer and could be paid in cash or other consideration not provided for in the Offer. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the Expiration Date or otherwise terminates, neither we nor any of our affiliates will make any purchases of Series A Shares other than pursuant to the Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Expenses

We have agreed to pay the Dealer Managers, the Information Agent and the Depositary customary fees for their services and reimbursement of expenses in connection with the Offer.

In connection with the Offer, our officers, directors and employees may solicit tenders of Series A Shares by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. These officers, directors and employees will not be separately compensated for these services.

Tendering holders of Series A Shares will not be required to pay brokerage commissions to us, the Information Agent or the Depositary. Holders who tender their Series A Shares through a Nominee should inquire as to whether it charges any service fees.

MARKET PRICES OF AND DIVIDENDS ON THE SERIES A SHARES

Prices of the Series A Shares may fluctuate greatly and holders are urged to obtain current information with respect to the market prices for the Series A Shares.

The Series A Shares are listed on the NYSE under the symbol “ALLY PRB.” As of April 22, 2015, there were 40,870,560 Series A Shares outstanding. Each Series A Share has a liquidation amount of $25.00. Dividends on the Series A Shares are non-cumulative and payable in cash. Beginning March 25, 2011 to but excluding May 15, 2016, dividends on the Series A Shares accrue at a rate of 8.500% per annum on the liquidation amount. Beginning on May 15, 2016, dividends on the Series A Shares will accrue at a rate per annum equal to Three-Month LIBOR plus 6.243%. Holders of Series A Shares are entitled to receive dividends when, as and if declared by Ally’s Board of Directors. The following table sets forth, for the periods indicated, the high and low reported closing prices per share of the Series A Shares:

	Series A Share Prices
	High	Low
2014
Fourth Quarter ended December 31, 2014	$27.02	$26.27
Third Quarter ended September 30, 2014	27.775	26.93
Second Quarter ended June 30, 2014	27.696	26.94
First Quarter ended March 31, 2014	27.62	27.00
2013
Fourth Quarter ended December 31, 2013	$27.26	$26.57
Third Quarter ended September 30, 2013	27.02	25.81
Second Quarter ended June 30, 2013	27.31	25.46
First Quarter ended March 31, 2013	27.10	26.25

On April 22, 2015, the last trading day prior to the date of this Offer to Purchase, the reported closing price per Series A Share on the NYSE was $26.72.

If the Offer is successfully completed, the extent of the public market for Series A Shares will depend upon the number of holders and the aggregate market value of the Series A Shares remaining outstanding, the interest in maintaining a market in the Series A Shares on the part of securities firms and other factors.

Dividends have been paid on the Series A Shares during the past two years on a quarterly basis in February, May, August and November of each year. Consistent with prior practice, on April 15, 2015, Ally declared a dividend of $21.7 million, or $0.53125 per Series A Share, payable to holders of record as of May 1, 2015, to be paid on May 15, 2015.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes material U.S. federal income tax consequences of our purchase of tendered Series A Shares from the beneficial owners of the Series A Shares pursuant to the Offer. This discussion applies only to Series A Shares that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as:

•	a financial institution (such as a bank or an insurance company);

•	a tax-exempt entity;

•	a dealer in securities;

•	a person holding Series A Shares as part of a “straddle” or an integrated transaction;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	a U.S. expatriate; or

•	a person subject to the alternative minimum tax.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend upon your activities and the status of the partners. If you are a partner in a partnership holding Series A Shares, you are urged to consult your tax adviser as to the particular U.S. federal income tax consequences of tendering your Series A Shares pursuant to the Offer.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this Offer to Purchase may affect the tax consequences described herein, possibly on a retroactive basis.

This summary does not discuss unearned income Medicare contribution taxation under Section 1411 of the Code, any aspect of state, local, or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation).

If you hold a Series A Share, you are urged to consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Treatment of the May 15, 2015 Dividend

If you are a U.S. Holder (as defined in “—Tax Consequences to Tendering U.S. Holders” below), if you have recently purchased Series A Shares, you should be aware that (i) in order for the dividend payable on the Series A Shares on May 15, 2015 to qualify as “qualified dividend income” entitled to a reduced rate of taxation under the Code (or, if you are a corporation, in order for you to be entitled to the “dividends-received” deduction in respect of the dividend), the Code requires you to have held the Series A Shares with respect to which such dividend is paid for a specified number of days in a specified period that straddles the ex-dividend date for the dividend, and (ii) that your holding period will be reduced for any period in which you have an “option to sell” or “are under a contractual obligation to sell” the Series A Shares. If you have recently purchased Series A Shares, you should consult your tax adviser regarding the effect of the Offer and/or a decision to tender Series A Shares on the U.S. federal income tax treatment of the dividend payable on the Series A Shares on May 15, 2015.

Treatment of Our Repurchase of Series A Shares Pursuant to the Offer as a Sale or as a Distribution

Our repurchase of tendered Series A Shares pursuant to the Offer may be treated either as a sale of those Series A Shares by you or as a distribution in respect of your stock, depending upon the circumstances at the time the Series A Shares are tendered. Our repurchase of Series A Shares from you will be treated as a sale if it (i) results in a “complete termination” of your interest in our stock or (ii) is “not essentially equivalent to a dividend” with respect to you, each within the meaning of Section 302(b) of the Code, as described below (the “Section 302 tests”).

•	Complete Redemption. The transaction will be a “complete redemption” of your equity interest in us if either (i) you own none of our shares (including shares of our common stock), actually or constructively, immediately after the Series A Shares are sold pursuant to the Offer or (ii) you actually own none of our shares (including shares of our common stock) immediately after the Series A Shares are sold pursuant to the Offer and, with respect to shares (including shares of our common stock) you constructively own immediately after the Offer, you are eligible to waive, and effectively waive, constructive ownership of all such shares under procedures described in Section 302(c) of the Code and applicable Treasury regulations. If you wish to satisfy the “complete redemption” test through waiver of attribution, you are urged to consult your tax adviser regarding the requirements, mechanics and desirability of such a waiver.

•	Not Essentially Equivalent to a Dividend. The transaction will be “not essentially equivalent to a dividend” if the surrender of Series A Shares pursuant to the Offer results in a “meaningful reduction” in your equity interest in us, given the particular facts and circumstances that apply to you. The IRS has indicated in published guidance that (i) any reduction in ownership of nonvoting preferred shares such as the Series A Shares is a “meaningful reduction” in interest if you own no common stock, and (ii) even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Series A Shares or our common shares by you or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. You should be aware that, because proration may occur in the Offer, even if all the Series A Shares you actually and constructively own are tendered pursuant to the Offer, fewer than all of such Series A Shares may be purchased by us. Thus, proration may affect whether the surrender of Series A Shares by you pursuant to the Offer will meet either of the Section 302 tests.

Tax Consequences to Tendering U.S. Holders

This section applies to you if you are a “U.S. Holder.” You are a “U.S. Holder” if you are a beneficial owner of a Series A Share that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	an entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Sale of Series A Shares Pursuant to the Offer

If you satisfy either of the Section 302 tests, you generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale and your adjusted tax basis in the Series A Share. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series A Share is longer than one year at the time of the sale. If you are a non-corporate U.S. Holder, any long-term capital gain you recognize is generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Distribution in Respect of Series A Shares Pursuant to the Offer

If you do not satisfy either of the Section 302 tests, the full amount you receive pursuant to the Offer will be treated as a distribution to you with respect to your Series A Shares, and your tax basis in the Series A Shares surrendered generally will be added to any other stock of ours that you retain. This distribution will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, if any, as determined under U.S.

federal income tax principles. Such a dividend would be includible in your gross income without reduction for the tax basis of the surrendered Series A Shares, and no current loss would be recognized. Currently, dividends are taxable at preferential rates for non-corporate U.S. persons if certain holding period and other requirements are met. To the extent that the amount you receive exceeds your share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of your tax basis in your stock and then as capital gain from the sale or exchange of your stock.

If you are a corporate U.S. Holder, to the extent that you are treated as receiving a dividend, you may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. You should consult your tax adviser regarding the availability of the dividends received deduction and the application of Section 1059 of the Code in light of your particular circumstances.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service (the “IRS”) in connection with payments made with respect to the Offer. You will be subject to U.S. backup withholding on these payments if you fail to timely provide your correct taxpayer identification number or comply with certain certification procedures or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Tendering Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a Series A Share that is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Sale of Series A Shares Pursuant to the Offer

Subject to the discussion below concerning effectively connected income and backup withholding, if you satisfy either of the Section 302 tests, you generally will not be subject to U.S. federal income tax on any gain realized on the sale of a Series A Share pursuant to the Offer, unless (i) we are or have been a U.S. real property holding corporation during the relevant statutory period; (ii) the gain is effectively connected with your conduct of a trade or business in the United States, in which case you will be subject to tax as and to the extent described below; or (iii) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the sale and certain other conditions are met, in which case you will be subject to U.S. federal income tax on such gain (net of certain U.S.-source capital losses) at a rate of 30% (or a lower applicable treaty rate). We do not believe that we currently are, or have been, a U.S. real property holding corporation.

If you are engaged in a trade or business in the United States, and if income or gain on the Series A Share is effectively connected with the conduct of a trade or business, that income or gain will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see “—Tax Consequences to Tendering U.S. Holders—Sale of Series A Shares Pursuant to the Offer” above), subject to an applicable income tax treaty providing otherwise. In that event, you should consult your tax adviser with respect to other U.S. tax consequences of disposing of Series A Shares in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower treaty rate).

Although you may satisfy one of the Section 302 tests, for withholding purposes, the applicable withholding agent may treat the sale as a distribution for U.S. federal income tax purposes that is made out of our current or accumulated earnings and profits and withhold tax at a 30% rate on the full amount you receive, as described below. In that case, you may be eligible to obtain a refund of all or a portion of any tax withheld if you satisfy one of the Section 302 tests described above. Backup withholding (described below) generally will not apply to amounts subject to the withholding tax described below.

Distribution in Respect of Series A Shares Pursuant to the Offer

If you do not satisfy either of the Section 302 tests described above, the full amount you receive will be treated as a distribution with respect to your stock. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, tax-free return of capital, or gain from the sale of Series A Shares will be determined in the manner described above under “—Tax Consequences to Tendering U.S. Holders—Distribution in Respect of Series A Shares Pursuant to the Offer.” Subject to the discussion below concerning effectively connected income, to the extent that amounts you receive are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an income tax treaty, you must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that you are a non-U.S. person and that the dividends are subject to a reduced rate of withholding under an applicable income tax treaty.

If income or gain on the Series A Share is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), (i) that income or gain, although exempt from the withholding tax referred to above, will generally be subject to tax in the same manner as income or gain realized by a U.S. Holder (see “—Tax Consequences to Tendering U.S. Holders—Sale of Series A Shares Pursuant to the Offer” above), subject to an applicable income tax treaty providing otherwise, and (ii) you will generally be required to provide a properly executed IRS Form W-8ECI (or other appropriate form) in order to receive payments free of withholding. In that event, you should consult your tax adviser with respect to other U.S. tax consequences of disposing of Series A Shares in the Offer, including, if you are a foreign corporation, the possible imposition of a branch profits tax on your effectively connected earnings and profits at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

Unless you comply with certification procedures to establish that you are not a U.S. person, you may be subject to backup withholding and related information reporting on any payments received (or treated as received) in exchange for the Series A Shares. The certification requirement described above generally will be satisfied if you certify on an appropriate IRS Form W-8 (or other appropriate form), under penalties of perjury, that you are not a U.S. person. The amount of any backup withholding deducted from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on or in respect of our Series A Shares to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities (whether or not such foreign financial institutions or non-U.S. entities hold our Series A Shares as beneficial owners or intermediaries) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA if you tender your Series A Shares pursuant to the Offer in light of your particular situation.

INCORPORATION OF DOCUMENTS BY REFERENCE

Ally is “incorporating by reference” certain information it files with the SEC into this Offer to Purchase, which means that Ally is disclosing important information to you by referring to other documents filed separately with the SEC.

The following documents filed by Ally with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	Current Reports on Form 8-K filed on January 5, 2015, January 16, 2015, February 5, 2015, February 13, 2015, March 11, 2015, March 20, 2015, March 30, 2015 and April 15, 2015.

Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Offer to Purchase.

The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered, upon the written request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference herein. Requests for such documents should be directed to the Information Agent at its address set forth on the back cover page of this Offer to Purchase. The information relating to Ally contained or incorporated by reference in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

The above SEC filings are also available to the public on our website at https://www.ally.com/about/investor. We have included our website address as an inactive textual reference and do not intend it to be an active link to our website. Information on our website or accessible therefrom is not part of this Offer to Purchase and is not incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

Ally files reports and other information with the SEC under the Exchange Act. Such reports and other information can be inspected and copied at the public reference facilities of the SEC located at the SEC’s Public Reference Room at 100 F Street NE, Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of such material may be obtained by mail, upon payment of the SEC’s prescribed rates, by writing to the Public Reference Section of the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of such material may also be obtained from the website that the SEC maintains at http://www.sec.gov and from our website at www.ally.com. Information on our website or accessible therefrom is not part of this Offer to Purchase and is not incorporated by reference herein.

DEALER MANAGERS, INFORMATION AGENT AND DEPOSITARY

We have retained Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. to act as Dealer Managers in connection with the Offer. The Dealer Managers may contact Nominees and holders and may provide information regarding the Offer to those that they contact or persons that contact them. The Dealer Managers will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Managers against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. In the ordinary course of their businesses, the Dealer Managers and their affiliates may at any time hold long or short positions, and may trade for their own account or the accounts of customers, in the debt or equity securities of Ally, including any of the Series A Shares and, to the extent that the Dealer Managers and their affiliates own Series A Shares during the Offer, they may tender such Series A Shares pursuant to the terms of the Offer. In the ordinary course of their business, the Dealer Managers and their affiliates have from time to time provided, and may in the future provide, certain commercial banking, investment banking and financial advisory services for us and our affiliates, including the provision of credit facilities, for which they received, or will receive, customary fees and expenses.

Global Bondholder Services Corporation is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Offer to Purchase and related materials to holders of Series A Shares, respond to inquiries of and provide information to holders of Series A Shares in connection with the Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Offer, and requests for assistance or for additional copies of this Offer to Purchase and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

We have retained Global Bondholder Services Corporation as Depositary. We will pay Global Bondholder Services Corporation reasonable and customary compensation for its services in connection with the Offer and reimburse it for its reasonable out-of-pocket expenses.

None of the Dealer Managers, the Information Agent or the Depositary or their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Offer or us contained in, or incorporated by reference into, this Offer to Purchase or related documents or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

In connection with the Offer, our officers and regular employees (who will not be specifically compensated for such services), the Information Agent and the Dealer Managers may contact holders by mail, telephone, telex or telegraph regarding the Offer and may request Nominees to forward this Offer to Purchase and related materials to beneficial owners of Series A Shares.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law or may seek to have such law declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of shares be accepted from or on behalf of) the holders residing in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Ally by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Facsimile:

(For Eligible Institutions Only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway – Suite 404	65 Broadway – Suite 404	65 Broadway – Suite 404
New York, NY 10006	New York, NY 10006	New York, NY 10006

The Dealer Managers for the Offer are:

Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.
390 Greenwich Street, 1st Floor	60 Wall Street, 2nd Floor
New York, New York 10013	New York, New York 10005
Collect: (212) 723-6106	Collect: (212) 250-2955
Toll-Free: (800) 558-3745	Toll-Free: (866) 627-0391
Attention: Liability Management Group	Attention: Liability Management Group

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 404

New York, NY 10006

Attn: Corporate Actions

Banks and Brokers Call: (212) 430-3774

All Others Call Toll Free: (866) 807-2200